Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

Number R-1		$365,000,000

		ISIN XS1171913111
	4.30% Senior Note due 2045

Rate of Interest	Maturity Date	Original Issue Date
4.30%	January 29, 2045	January 29, 2015

MONSANTO COMPANY, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of THREE HUNDRED & SIXTY FIVE MILLION DOLLARS on the Maturity Date shown above, and to pay interest thereon from January 29, 2015 or from the most recent Interest Payment Date (which term, as well as all other capitalized terms used herein, shall have the meanings assigned in such Indenture unless otherwise indicated) to which interest has been paid or duly provided for, semi-annually on January 29 and July 29 in each year, commencing July 29, 2015, at the rate of 4.30% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such payment, which shall be January 14 or July 14 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable Interest Payment Date. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. A “Business Day” is defined as a day other than a Saturday, Sunday or legal holiday or other day on which banking institutions or trust companies in New York City, New York or Taipei, Taiwan, or any other city in which the paying agent is being utilized, are authorized or required by law, regulation or executive order to close. All payment dates with respect to the Notes, whether at maturity, upon earlier redemption or any interest payment date, shall be determined in accordance with the time zone applicable to New York City, New York.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of July 1, 2014 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated above, initially limited in aggregate principal amount to $365,000,000.

The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Note is subject to all such terms, and by acceptance hereof, Holders agree to be bound by all of such terms, as the same may be amended from time to time. Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The “Paying Agent” for the purpose of paying all principal (and premium, if any) and interest then due on the Notes is initially The Bank of New York Mellon, London Branch, and the “Security Registrar” for the purpose of registering the Notes and transfers and exchanges of the Notes is initially The Bank of New York Mellon (Luxembourg) S.A.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to above by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATED: January 29, 2015	MONSANTO COMPANY

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	By
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Vice President and Treasurer
The Bank of New York Mellon Trust Company, N.A., as Trustee	ATTEST:

BY	Assistant Secretary
Authorized Signatory

[REVERSE OF NOTE]

MONSANTO COMPANY

4.30% Senior Note due 2045

The Notes will be subject to redemption as follows:

Optional Redemption:

(i) The Company shall have the option to redeem the Notes on not less than 30 nor more than 60 days’ notice, in whole but not in part, on each January 29 on or after January 29, 2017 at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

Tax Redemption:

(i) If a Tax Event occurs, the Company may redeem the Notes, in whole, but not in part, at the Company’s option at any time within 90 days following the occurrence of such Tax Event, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

(ii) “Tax Event” means that: (a) the Company has or will become obliged to pay additional amounts with respect to the Notes as provided or referred to under “Tax Redemption — Additional Amounts” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after January 29, 2015; or (b) on or after January 29, 2015, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in the preceding clause, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that the Company will become obliged to pay additional amounts with respect to the Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, the Company has delivered to the Trustee a certificate signed by one of the Company’s officers stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of the Company’s choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 30 nor more than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of the Notes were then due.

(iii) Holders of Notes to be redeemed will receive notice (which notice shall be irrevocable) by first-class mail (and/or, to the extent permitted by applicable procedures or regulations, electronically) at least 30 and not more than 60 days before the Redemption Date.

Additional Amounts

(i) All payments of principal, interest and premium (if any) in respect of the Notes by the Company or a paying agent on the Company’s behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, the Company shall pay to a Holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such Holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such Holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of: (a) any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a Holder or beneficial owner of such Note) between the Holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof; (b) any Tax that would not have been imposed, withheld or deducted but for the Holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a “10 percent shareholder” of the Company, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax; (c) any Tax that is payable other than by withholding or deduction by the Company or a paying agent from payments in respect of such Note; (d) any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax; (e) any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later; (f) any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such Holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days; (g) any Tax that would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such Holder or beneficial owner; (h) any Tax that would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner (or any financial institution or other person through which the Holder or beneficial owner holds any Notes) having failed to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service to report information) with respect to itself or any beneficial owner or account holders thereof; or (i) any combination of items (a) - (h).

(ii) For purposes of clauses (a) - (i) above, references to the Holder or beneficial owner of a Note include a fiduciary, settlor, beneficiary or person holding power over such Holder or beneficial owner, if such Holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such Holder or beneficial owner, if such Holder or beneficial owner is a partnership, limited liability company or corporation. In addition, the Company will not pay additional amounts to the Holder of a Note if such Holder or the beneficial owner of such Note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the Holder of such Note is not the sole beneficial owner of such Note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “— Additional Amounts,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

(iii) Any additional amounts paid on the Notes will be in U.S. dollars. Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Offer to Repurchase Upon Change of Control Triggering Event:

(i) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described under “Optional Redemption” above, each Holder will have the right to require the Company to purchase all or a portion of such Holder’s Notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the rights of Holders to receive interest due on the scheduled Interest Payment Dates.

(ii) Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the Company’s option, prior thereto but after the public announcement of the pending Change of Control, the Company will send, by first class mail, a notice to each Holder setting forth the Company’s offer to purchase the Notes, specifying the purchase date, which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by law. If mailed prior to the date of the Change of Control, the notice will state that the offer is subject to completion of the Change of Control. Holders electing to sell their Notes will be required to surrender their Notes in accordance with the offer, to the Paying Agent at the address to be specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer, prior to the close of business on the third Business Day prior to the payment date.

(iii) The Company will not be required to make a Change of Control offer if a third party makes such an offer in the manner and at the times set forth above and otherwise in compliance with the requirements set forth above, and such third party purchases all Notes of such series properly tendered and not withdrawn under its offer.

(iv) “Change of Control” means any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries to any “person” (as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(b) any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting power of the Company’s outstanding shares;

(c) the Company consolidates with, or merges with or into, any entity, or any entity consolidates with or merges with or into the Company, unless following the transaction the Company’s shareholders prior to the transaction own a majority of the voting power of the outstanding shares of the surviving entity;

(d) the first day on which the majority of the members of the Company’s board of directors cease to be continuing directors, which are (i) persons who are directors at the date of issuance of the Notes or (ii) persons nominated or elected with the approval of a majority of continuing directors; or

(e) the adoption of a plan for the Company’s liquidation or dissolution.

(v) “Change of Control Triggering Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period starting 60 days prior to the Company’s first public announcement of any Change of Control and ending 60 days following consummation of the Change of Control (subject to extension so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change, other than an announcement with positive implications), and the applicable Rating Agencies confirm that any reduction in ratings is attributable to the Change of Control. However, no Change of Control Triggering Event will be deemed to have occurred unless and until the Change of Control has been consummated.

(vi) “Fitch” means Fitch Ratings Inc. and its successors.

(vii) “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

(viii) “Moody’s” means Moody’s Investors Service, Inc. and its successors.

(ix) “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

(x) “Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency.

The Securities of this series do not have the benefit of any sinking fund obligations.

In the event of redemption of this Note in part only, a new Note or Security of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and/or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depositary for this Note notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary shall no longer be eligible under the Indenture with respect to this Note, and if a successor Depositary eligible under the Indenture for this Note is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company’s election that the Notes of this issue be represented by a Book-Entry Security shall no longer be effective with respect to this Note, and the Company shall execute, and the Trustee upon receipt of a Company Order for the authentication and delivery of definitive Securities shall authenticate and deliver, Securities in definitive form in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note. The Company may at any time and in its sole discretion determine that the Securities of this series shall no longer be represented by Book-Entry Securities. In such event the Company shall execute, and the Trustee, upon receipt of a Company Order, shall authenticate and deliver, Securities of this series in definitive form and in an aggregate principal amount equal to the principal amount of the Book-Entry Security or Securities representing this series in exchange for such Book-Entry Security or Securities.

No Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless: (1) the Trustee shall have received written notice from such Holder of a continuing Event of Default in respect of such Securities; (2) the Trustee shall have received a written request from the Holders of not less than 25% in principal amount of the Outstanding Securities of the series in respect of which the Event of Default has occurred to institute proceedings in respect of such Event of

Default in its own name as trustee under the Indenture; (3) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Holders of a majority in principal amount of the Outstanding Securities of such series.

The Securities of this series are issuable only in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 308 of the Indenture), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Company may cause ISIN numbers to be printed on this Note as a convenience to Holders. No representation is made as to the accuracy of such numbers, and reliance may be placed only on the other identification numbers printed hereon.